UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) – October 1, 2010

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-6508	13-3458955
(Commission File Number)	(IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices)(Zip Code)

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jeffrey T. Schlarbaum

Effective October 1, 2010, Jeffrey T. Schlarbaum was elected President of the Company.  Since May 2008, Mr. Schlarbaum has been Executive Vice President and President of IEC Contract Manufacturing.  Prior thereto, Mr. Schlarbaum served as the Company’s Executive Vice President of Sales and Marketing (November 2006 to May 2008) and as Vice President of Sales and Marketing (May 2004, when he joined the Company, until November 2006).

With his promotion, Mr. Schlarbaum received on October 1, 2010 (the “Grant Date”) a restricted stock award of 10,000 shares of stock under the Company’s 2001 Stock Option and Incentive Plan (“2001 Plan”).  The restrictions will lapse and the shares will vest as follows:  50% of the shares will vest on the third anniversary of the Grant Date and the balance of the shares will vest on the fourth anniversary of the Grant Date, provided Mr. Schlarbaum is continuously an employee of the Company from the Grant Date until the applicable vesting date.

In connection with his appointment, Mr. Schlarbaum entered into a Salary Continuation and Non-Competition Agreement (“Schlarbaum Agreement”) with the Company effective October 1, 2010.  The Schlarbaum Agreement provides for at-will employment and provides for salary continuation payments for one (1) year upon certain terminations of Mr. Schlarbaum’s employment.  Circumstances that would trigger payments include:  (a) termination by the Company without Cause (as defined in the Schlarbaum Agreement); or (b) following a change in Control (as defined in the Schlarbaum Agreement) either by the Company without Cause or by Mr. Schlarbaum for Good Reason (as defined in the Schlarbaum Agreement).

Under the Schlarbaum Agreement, Mr. Schlarbaum has agreed not to:  (a) disclose confidential information of the Company during or after his employment with the Company; (b) solicit Company customers and employees for eighteen (18) months after termination; or (c) directly or indirectly compete with the Company during the term of his employment and for eighteen (18) months after termination.

Donald S. Doody

Effective October 1, 2010, Donald S. Doody was elected Executive Vice President of Operations of the Company.  Since May 2008, Mr. Doody has been Senior Vice President of Operations.  Prior thereto, Mr. Doody served as the Company’s Vice President of Operations (November 2004 when he joined the Company to May 2008).

With his promotion, Mr. Doody received on October 1, 2010 (the “Grant Date”) a restricted stock award of 7,500 shares of stock under the Company’s 2001 Stock Option and Incentive Plan (“2001 Plan”).  The restrictions will l apse and the shares will vest as follows:  50% of the shares will vest on the third anniversary of the Grant Date and the balance of the shares will vest on the fourth anniversary of the Grant Date, provided Mr. Doody is continuously an employee of the Company from the Grant Date until the applicable vesting date.

In connection with his appointment, Mr. Doody entered into a Salary Continuation and Non-Competition Agreement (“Doody Agreement”) with the Company effective October 1, 2010.  The Doody Agreement provides for at-will employment and provides for salary continuation payments for one (1) year upon certain terminations of Mr. Doody’s employment.  Circumstances that would trigger payments include:  (a) termination by the Company without Cause (as defined in the Doody Agreement); or (b) following a change in Control (as defined in the Doody Agreement) either by the Company without Cause or by Mr. Doody for Good Reason (as defined in the Doody Agreement).

Under the Doody Agreement, Mr. Doody has agreed not to:  (a) disclose confidential information of the Company during or after his employment with the Company; (b) solicit Company customers and employees for eighteen (18) months after termination; or (c) directly or indirectly compete with the Company during the term of his employment and for eighteen (18) after termination.

A copy of the Press Release issued by the Company announcing these matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.03     Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year

(a)           Effective as of October 1, 2010, the Board of Directors of IEC Electronics Corp. (the “Company”) amended Sections 5 and 6 of Article IV of the By-laws of the Company to revise the description of the offices of Chief Executive Officer and President.

A copy of the Amended and Restated By-Laws in their entirety is filed herewith as Exhibit 3.1 and is incorporated hereby by reference.

Item 9.01              Financial Statements and Exhibits

(d)	Exhibits

	3.1	Amended and Restated By-Laws of the Company as of October 1, 2010.

	99.1	Press Release issued by the Company, dated October 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date: October 7, 2010	By:	/s/ W. Barry Gilbert
W. Barry Gilbert
Chairman, Chief Executive Officer